Exhibit 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

In the first quarter of 2009, we made certain changes to the structure of our internal organization.  These changes primarily consisted of making our skilled nursing rehabilitation services division responsible for oversight of our businesses that provide resident-centered management consulting services and staffing services for therapists and nurses.  Following these structural changes, we now operate in the following three business segments, which are managed separately based on fundamental differences in operations: program management services, hospitals and healthcare management consulting.  Program management services include hospital rehabilitation services (including inpatient acute and subacute rehabilitation and outpatient therapy programs) and skilled nursing rehabilitation services (including contract therapy in skilled nursing facilities, resident-centered management consulting services and staffing services for therapists and nurses).  Our hospitals segment owns and operates six inpatient rehabilitation hospitals and five long-term acute care hospitals (LTACHs).  The healthcare management consulting segment consists of our Phase 2 Consulting business.

Explanatory Note

The financial information contained in Item 7 has been derived from our revised consolidated financial statements and reflects (i) the restatement of our segment information to reflect the operational oversight changes as noted above and (ii) the retrospective application of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  These reclassifications are discussed further in Notes 19 and 23 to the revised consolidated financial statements contained in Item 8.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Revenues:
Program management:
Skilled nursing rehabilitation services	$457,229	$432,910	$348,139
Hospital rehabilitation services	165,658	164,102	179,798
Program management total	622,887	597,012	527,937
Hospitals	112,525	96,001	73,870
Healthcare management consulting	9,563	12,480	10,323
Less intercompany revenues (1)	(1,878)	(944)	(568)
Total	$743,097	$704,549	$611,562

Operating Earnings (Loss):
Program management:
Skilled nursing rehabilitation services	$25,544	$7,249	$(1,206)
Hospital rehabilitation services	21,997	22,893	23,661
Program management total	47,541	30,142	22,455
Hospitals (2)	(13,903)	(1,972)	1,889
Healthcare management consulting	(957)	465	39
Unallocated asset impairment charge (3)	—	—	(2,351)
Unallocated corporate expenses (4)	—	—	(22)
Restructuring	—	—	191
Total	$32,681	$28,635	$22,201

(1)	Intercompany revenues represent sales of services, at market rates, between our operating divisions.
(2)
The 2007 operating earnings of hospitals include a $4.9 million impairment loss on a separately identifiable intangible asset.  See Note 7 to the consolidated financial statements for additional information.

(3)
Represents an impairment charge associated with the abandonment of internally developed software that was never placed in service.   See Note 5 to the consolidated financial statements for additional information.

(4)	Represents certain expenses associated with our StarMed staffing business, which was sold on February 2, 2004.

Effective August 30, 2008, the Company completed the sale of equipment, goodwill, other intangible assets and certain related assets associated with its 38-bed inpatient rehabilitation hospital located in Midland, Texas (the “Midland hospital”) to HealthSouth Corporation for $7.2 million less direct selling costs.  This transaction was the result of a strategic review of the Midland-Odessa market.  The Midland hospital has been classified as a discontinued operation pursuant to the requirements of FASB Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Prior year comparative amounts throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations have been adjusted to reflect the treatment of the Midland hospital as a discontinued operation.

Sources of Revenue

In our program management segment, we derive the majority of our revenues from fees paid directly by healthcare providers rather than through payment or reimbursement by government or other third-party payers.  A portion of our revenues in this segment are derived from our direct bill contract therapy rehab agencies.  Our inpatient and outpatient therapy programs are typically provided through agreements with hospital clients with three to five-year terms.  Our contract therapy services are typically provided under one to two year agreements primarily with skilled nursing facilities.  In our hospitals segment, we derive substantially all of our revenues from fees for patient care services, which are usually paid for or reimbursed by Medicare, Medicaid or third party managed care programs.

Results of Operations

The following table sets forth the percentage that selected items in the consolidated statements of earnings bear to operating revenues for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Operating revenues	100.0%	100.0%	100.0%
Cost and expenses:
Operating	81.3	80.9	80.7
Selling, general and administrative	12.4	12.0	13.0
Impairment of assets	—	0.7	0.4
Depreciation and amortization	1.9	2.3	2.3
Operating earnings	4.4	4.1	3.6
Interest income	—	0.1	0.1
Interest expense	(0.5)	(1.2)	(0.9)
Equity in net income (loss) of affiliates	0.1	—	(0.5)
Earnings from continuing operations before income taxes	4.0	3.0	2.3
Income taxes	1.7	1.1	1.0
Earnings from continuing operations, net of tax	2.3	1.9	1.3
Loss from discontinued operations, net of tax	(0.1)	(0.2)	(0.1)
Net earnings	2.2	1.7	1.2
Net loss attributable to noncontrolling interests	0.3	0.1	—
Net earnings attributable to RehabCare	2.5%	1.8%	1.2%

Twelve Months Ended December 31, 2008 Compared to Twelve Months Ended December 31, 2007

Revenues
	2008	2007	% Change
	(dollars in thousands)

Skilled nursing rehabilitation services	$457,229	$432,910	5.6%
Hospital rehabilitation services	165,658	164,102	0.9
Hospitals	112,525	96,001	17.2
Healthcare management consulting	9,563	12,480	(23.4)
Less intercompany revenues	(1,878)	(944)	98.9
Consolidated revenues	$743,097	$704,549	5.5%

Consolidated operating revenues increased from 2007 to 2008 primarily due to the growth in our skilled nursing rehabilitation services and hospital businesses, partially offset by a decrease in revenues in our healthcare management consulting business.

Skilled Nursing Rehabilitation Services (SRS).  SRS operating revenues increased $24.3 million from 2007 to 2008.  Same store contract therapy revenues increased by $39.7 million or 12.4% reflecting a 10.3% increase in same store minutes of service.  The same store revenue growth more than offset the impact of a 5.3% decline in the average number of contract therapy locations operated during 2008.   Higher average daily census and improved productivity contributed to the growth in same store revenues and same store minutes of service.

Hospital Rehabilitation Services (HRS).  HRS operating revenues increased 0.9% in 2008 as inpatient revenue increased 1.4% and outpatient revenue declined 0.4%.  The increase in inpatient revenue reflects a 5.3% increase in average revenue per program, partially offset by a 3.7% decline in the average number of units operated.  Same store acute rehabilitation discharges increased 1.9% in 2008 as the division’s units were able to increase patient volumes in 2008 following the January 1, 2008 effective date of the freeze in the 60% Rule’s compliance threshold.  The decline in outpatient revenue reflects a 4.2% decline in the average number of units operated, partially offset by a 3.9% increase in average revenue per program.  Outpatient same store revenues grew 4.9% in 2008.

Hospitals.  Hospitals segment revenues increased $16.5 million from 2007 to 2008.  The increase in revenues reflects the acquisition of The Specialty Hospital in Rome, Georgia effective June 1, 2008 and a full year of operations of our inpatient rehabilitation hospital in Austin, Texas, which received its Medicare provider number in November 2007.  The hospital segment also opened an LTACH in Kansas City, Missouri in April 2008 and a rehabilitation hospital in St. Louis, Missouri in November 2008.  Same store revenues increased by $1.5 million or 1.6% in 2008 as compared to 2007.  Our inpatient rehabilitation hospital in Amarillo, Texas, which was in its ramp-up phase in the first quarter of 2007, contributed $1.2 million to the same store revenue growth.  We define the ramp-up phase as the period during which a recently opened hospital builds its patient census following the receipt of its Medicare provider number.

Healthcare Management Consulting.  Healthcare management consulting segment revenues declined $2.9 million in 2008 compared to 2007.  Our Phase 2 Consulting business experienced more difficulty selling services to new clients in 2008 in part due to the slowdown in our nation’s economy.

Cost and Expenses
		% of		% of
	2008	Revenue	2007	Revenue
	(dollars in thousands)
Consolidated costs and expenses:
Operating expenses	$603,935	81.3%	$569,828	80.9%
Division selling, general and administrative	46,538	6.3	45,520	6.5
Corporate selling, general and administrative	45,311	6.1	39,078	5.5
Impairment of assets	—	—	4,906	0.7
Depreciation and amortization	14,632	1.9	16,582	2.3
Total costs and expenses	$710,416	95.6%	$675,914	95.9%

Operating expenses increased slightly as a percentage of revenues as a decline in earnings realized by our hospital segment was mostly offset by improved operating performance from our skilled nursing rehabilitation services division.  Both variances are discussed further below.  The increase in corporate selling, general and administrative expenses reflects the costs of severance benefits incurred in 2008, an increase in share-based compensation and other management incentive costs and an investment in back office resources to support the current year and expected future growth of our hospital segment.  These cost increases were partially offset by the cost savings achieved from closing Symphony’s corporate office in Hunt Valley, Maryland at the end of June 2007.  The hospital segment incurred a $4.9 million impairment charge in 2007 as discussed in more detail below.  Depreciation and amortization expense decreased primarily due to lower amortization associated with capitalized software and intangible assets which became fully amortized in 2007 and 2008.

The Company’s provision for doubtful accounts is included in operating expenses.  On a consolidated basis, the provision for doubtful accounts increased by $1.0 million from 2007 to 2008.  The provisions recorded by our Phase 2 Consulting business and hospital rehabilitation services (HRS) business increased by $1.4 million and $0.9 million, respectively, in 2008.  For Phase 2, the increased provision is primarily related to the write-off of a receivable from a large client hospital.  This write-off followed a failed attempt to mediate a dispute with the hospital.  For HRS, the increased provision is primarily related to the Company’s trade and note receivables due from Signature Healthcare Foundation as a result of Signature’s deteriorating financial condition during 2008.  See Notes 21 and 22 to our accompanying consolidated financial statements for further information on the Signature matter.  We consider both of these bad debt items to be isolated to the specific circumstances of the respective clients and not as events indicative of a greater level of risk in the broader portfolio of accounts receivable of these businesses.  The increased provisions for Phase 2 and HRS were partially offset by a $1.7 million decrease for our skilled nursing rehabilitation services business.  This decrease reflects the results of a concerted focus on collection activities and our efforts over the past two years to improve the quality of the division’s portfolio of accounts receivable.

		% of		% of
		Unit		Unit
	2008	Revenue	2007	Revenue
	(dollars in thousands)
Skilled Nursing Rehabilitation Services:
Operating expenses	$373,939	81.8%	$363,909	84.1%
Division selling, general and administrative	26,383	5.8	26,922	6.2
Corporate selling, general and administrative	24,528	5.3	26,053	6.0
Depreciation and amortization	6,835	1.5	8,777	2.0
Total costs and expenses	$431,685	94.4%	$425,661	98.3%
Hospital Rehabilitation Services:
Operating expenses	$118,291	71.4%	$115,706	70.5%
Division selling, general and administrative	13,441	8.1	13,552	8.2
Corporate selling, general and administrative	9,288	5.6	7,847	4.8
Depreciation and amortization	2,641	1.6	4,104	2.5
Total costs and expenses	$143,661	86.7%	$141,209	86.0%
Hospitals:
Operating expenses	$105,649	93.9%	$81,618	85.0%
Division selling, general and administrative	4,599	4.1	2,959	3.1
Corporate selling, general and administrative	11,086	9.9	4,833	5.1
Impairment of intangible assets	—	—	4,906	5.1
Depreciation and amortization	5,094	4.5	3,657	3.8
Total costs and expenses	$126,428	112.4%	$97,973	102.1%
Healthcare Management Consulting:
Operating expenses	$7,934	83.0%	$9,539	76.4%
Division selling, general and administrative	2,115	22.1	2,087	16.7
Corporate selling, general and administrative	409	4.3	345	2.8
Depreciation and amortization	62	0.6	44	0.4
Total costs and expenses	$10,520	110.0%	$12,015	96.3%

Skilled Nursing Rehabilitation Services (SRS).  Total SRS costs and expenses as a percentage of unit revenue decreased in 2008 primarily due to operational efficiencies and cost savings achieved from completing the integration of Symphony and closing Symphony’s corporate office in Hunt Valley, Maryland at the end of June 2007.  Direct operating expenses declined as a percentage of unit revenue reflecting the combined impact of continued efficiencies realized from the integration of the former RehabWorks’ units and improved therapist productivity throughout the division.  Contract therapy labor and benefit costs per minute of service declined by 0.5% in 2008 as therapist productivity improvements during 2008 more than offset the impact of wage rate increases.  Division and corporate selling, general and administrative expenses decreased as a percentage of unit revenue primarily due to synergies achieved from the integration of the Symphony business.  Depreciation and amortization expense decreased primarily because capitalized software assets associated with the Symphony acquisition became fully amortized in the fourth quarter of 2007.  SRS’s operating earnings were $25.5 million in 2008 compared to $7.2 million in 2007.

Hospital Rehabilitation Services (HRS).  Total HRS costs and expenses as a percentage of unit revenue increased in 2008 primarily due to an increase in direct operating expenses.  Direct operating expenses increased as a percentage of unit revenue reflecting an increase in professional liability expense due to favorable reserve adjustments recognized in 2007 and the increase in the provision for doubtful accounts explained above.  Corporate selling, general and administrative expenses increased reflecting increases in legal expense, share-based compensation expense and other management incentive costs.  The increased legal expense in 2008 primarily related to the proposed settlement of a wage and hour lawsuit in California.  Depreciation and amortization expense decreased primarily due to lower depreciation and amortization associated with capitalized software and other fixed assets which became fully depreciated.  Total hospital rehabilitation services operating earnings were $22.0 million in 2008 compared to $22.9 million in 2007.

Hospitals.  Total hospital segment costs and expenses increased as a percentage of unit revenue in 2008 despite the recognition of a $4.9 million impairment loss in 2007.  This impairment loss reduced the carrying value of an intangible asset to its revised estimate of fair value based on the impact of a change in LTACH regulations issued by CMS on May 1, 2007.  Operating expenses increased as a percentage of unit revenue in 2008 primarily due to increased start-up and ramp-up losses and a decline in earnings from our mature hospitals, including our Clear Lake, Texas hospital which was significantly impacted by Hurricane Ike.  The division incurred start-up losses of $5.0 million in 2008 primarily related to the development of an LTACH in Kansas City.  Start-up losses were $1.6 million in 2007.  Selling, general and administrative expenses increased from the prior year period reflecting an investment in back office resources to support the growth in the business expected in 2009 and a $1.2 million charge to expense in 2008 of previously deferred direct acquisition costs related to our decision to discontinue efforts to acquire a controlling interest in an inpatient rehabilitation hospital in Rhode Island.  Depreciation and amortization expense increased in 2008 primarily due to depreciation and amortization associated with our newest facilities.  As a result of these factors, the hospitals segment incurred operating losses of $13.9 million in 2008 and $2.0 million in 2007.

Healthcare Management Consulting.  The healthcare management consulting segment generated an operating loss of $1.0 million in 2008 compared to operating earnings of $0.5 million in 2007.  The decrease in operating earnings reflects the decrease in revenues from our Phase 2 Consulting business and the increase in provision for doubtful accounts discussed earlier.

Non-operating Items

Interest income decreased from $0.8 million in 2007 to $0.1 million in 2008 primarily due to the recognition of $0.7 million of interest income in 2007 related to a federal income tax refund claim.

Interest expense decreased from $8.4 million in 2007 to $3.9 million in 2008 primarily due to both a reduction in interest rates and a reduction in average total debt outstanding.  The balance outstanding on our revolving credit facility was $57.0 million and $68.5 million at December 31, 2008 and 2007, respectively.  Interest expense also includes interest on subordinated promissory notes issued as partial consideration for various acquisitions completed over the last three years, commitment fees paid on the unused portion of our line of credit, and fees paid on outstanding letters of credit.

Earnings from continuing operations before income taxes increased to $29.4 million in 2008 from $21.4 million in 2007.  The provision for income taxes was $12.0 million in 2008 compared to $8.1 million in 2007, reflecting effective income tax rates of 40.7% and 37.8%, respectively.  The increase in the effective tax rate reflects the increase in net losses attributable to noncontrolling interests from which we do not derive a related tax benefit.

The Company incurred losses from discontinued operations, net of tax, of $0.7 million and $1.0 million during the years ended December 31, 2008 and 2007, respectively.  The losses in 2008 relate to the operations of RehabCare Rehabilitation Hospital – Permian Basin, a 38-bed inpatient rehabilitation hospital located in Midland, Texas (the “Midland hospital”) partially offset by a net gain of $0.3 million recognized on the sale of that hospital effective August 30, 2008.  The losses in 2007 relate entirely to the operations of the Midland hospital.

Net losses attributable to noncontrolling interests in consolidated subsidiaries increased to $2.0 million in 2008 from $0.4 million in 2007.  This increase is primarily due to the recognition of the noncontrolling interests’ share of the losses incurred by our LTACH in Kansas City.

Net earnings attributable to RehabCare were $18.7 million in 2008 compared to $12.7 million in 2007.  Diluted earnings per share attributable to RehabCare were $1.05 in 2008 compared to $0.73 in 2007.

Twelve Months Ended December 31, 2007 Compared to Twelve Months Ended December 31, 2006

Revenues
	2007	2006	% Change
	(dollars in thousands)

Skilled nursing rehabilitation services	$432,910	$348,139	24.3%
Hospital rehabilitation services	164,102	179,798	(8.7)
Hospitals	96,001	73,870	30.0
Healthcare management consulting	12,480	10,323	20.9
Less intercompany revenues	(944)	(568)	66.2
Consolidated revenues	$704,549	$611,562	15.2%

Consolidated operating revenues increased from 2006 to 2007 primarily due to the acquisition of Symphony on July 1, 2006 and the addition of two new hospitals during 2006 and one new rehabilitation hospital in 2007.  The various Symphony businesses and the three added hospitals generated incremental revenues of approximately $81.2 million and $14.6 million, respectively, in 2007.

Skilled Nursing Rehabilitation Services (SRS).  SRS operating revenues increased $84.8 million from $348.1 million in 2006 to $432.9 million in 2007.  This revenue growth reflects the acquisition of three Symphony businesses (RehabWorks, a provider of contract therapy services; Polaris, a provider of resident-centered management consulting services; and VTA, a provider of staffing services for therapists and nurses) in 2006.  The three new businesses contributed incremental revenues of $81.2 million in 2007.  Legacy contract therapy revenues increased by $3.6 million primarily due to a 7.1% increase in contract therapy same store revenues and a 1.4% increase in average contract therapy revenue per minute of service, which more than offset a 5.9% reduction in the average number of legacy contract therapy locations operated during 2007.  The year-over-year same store contract therapy revenue growth of 7.1% was an improvement over the 1.0% same store growth rate achieved in 2006.  Contract therapy same store revenue growth in 2006 was negatively affected by the Part B therapy caps that went into place on January 1, 2006 and had a significant impact on Part B revenues in the first half of 2006.

Hospital Rehabilitation Services (HRS).  HRS operating revenues declined 8.7% in 2007 as inpatient revenue declined 7.4% and outpatient revenue declined 12.3%.  The decline in inpatient revenue reflects a 7.3% decline in the average number of units operated in 2007.  Same store acute rehabilitation revenues and discharges were down 1.7% and 1.4%, respectively, compared to 2006.  The 75% Rule continued to impact our unit level census and the number of discharges in 2007 as patients with diagnoses outside of the 13 qualifying diagnoses were treated at other patient care settings.  The decline in outpatient revenue reflects a 15.5% decline in the average number of units operated, partially offset by a 2.7% increase in outpatient same store revenues.

Hospitals.  Hospitals segment revenues were $96.0 million in 2007 compared to $73.9 million in 2006.  The increase in revenues in 2007 reflects the mid-2006 acquisition of Louisiana Specialty Hospital, the October 2006 opening of a rehabilitation hospital in Amarillo, Texas and the August 2007 opening of a majority owned rehabilitation hospital in Austin, Texas.  The increase in revenues also reflects year-over-year same store revenue growth of $3.8 million or 6.3%.  Approximately $1.4 million of this revenue growth is attributable to favorable adjustments to net liabilities for prior year Medicare and Medicaid cost reports assumed in the acquisition of the four MeadowBrook hospitals.

Healthcare Management Consulting.  Healthcare management consulting segment revenues were $12.5 million in 2007 compared to $10.3 million in 2006.  This revenue increase resulted from increased demand for services from our Phase 2 Consulting business as well as the successful marketing of several large consulting engagements.

Cost and Expenses
		% of		% of
	2007	Revenue	2006	Revenue
	(dollars in thousands)
Consolidated costs and expenses:
Operating expenses	$569,828	80.9%	$493,440	80.7%
Division selling, general and administrative	45,520	6.5	42,413	6.9
Corporate selling, general and administrative	39,078	5.5	37,034	6.1
Impairment of assets	4,906	0.7	2,351	0.4
Restructuring	—	—	(191)	—
Depreciation and amortization	16,582	2.3	14,314	2.3
Total costs and expenses	$675,914	95.9%	$589,361	96.4%

Operating expenses increased as a percentage of revenues in 2007 due to the overall shift in revenue mix toward our skilled nursing rehabilitation services and hospital businesses, which tend to have lower operating margins than our hospital rehabilitation services business.  The increase in operating expenses as a percentage of revenues was partially mitigated by a $2.5 million decrease in professional liability expense and a $1.6 million decrease in workers compensation expense in 2007.  These decreases, which primarily affect our operating divisions that provide patient care, reflect a favorable change in the Company’s actuarial estimates of ultimate expected losses on both claims incurred and reported and claims incurred but not reported.  The decrease in selling, general and administrative expenses as a percentage of revenues reflects greater leveraging of these expenses with the July 1, 2006 acquisition of Symphony and cost savings achieved from closing Symphony’s corporate office in Hunt Valley, Maryland at the end of June 2007.  The hospitals segment incurred a $4.9 million impairment charge in 2007 as discussed in more detail below.  Depreciation and amortization increased primarily as a result of the acquisition of Symphony.

The Company’s provision for doubtful accounts is included in operating expenses.  On a consolidated basis, the provision for doubtful accounts increased by $3.2 million from $5.9 million in 2006 to $9.1 million in 2007.  This increase is primarily attributable to incremental bad debt expense for the Symphony businesses.  Of the $3.2 million year-over-year increase, $2.0 million is attributable to incremental provisions for doubtful accounts for the RehabWorks contract therapy business which was acquired in the Symphony transaction on July 1, 2006.  During 2007, the provision for doubtful accounts attributable to the RehabWorks business was a greater percentage of revenue than the historical levels for our legacy contract therapy business.  We concluded that an incremental provision for doubtful accounts for RehabWorks receivables was warranted in 2007 primarily based on our assessment of the collection risk of several larger clients where we terminated services and our assessment of the overall risk in the portfolio of RehabWorks receivables.

		% of		% of
		Unit		Unit
	2007	Revenue	2006	Revenue
	(dollars in thousands)
Skilled Nursing Rehabilitation Services:
Operating expenses	$363,909	84.1%	$295,796	85.0%
Division selling, general and administrative	26,922	6.2	23,301	6.7
Corporate selling, general and administrative	26,053	6.0	23,360	6.7
Depreciation and amortization	8,777	2.0	6,888	1.9
Total costs and expenses	$425,661	98.3%	$349,345	100.3%
Hospital Rehabilitation Services:
Operating expenses	$115,706	70.5%	$126,604	70.4%
Division selling, general and administrative	13,552	8.2	15,125	8.4
Corporate selling, general and administrative	7,847	4.8	9,668	5.4
Depreciation and amortization	4,104	2.5	4,740	2.6
Total costs and expenses	$141,209	86.0%	$156,137	86.8%
Hospitals:
Operating expenses	$81,618	85.0%	$63,701	86.2%
Division selling, general and administrative	2,959	3.1	1,983	2.7
Corporate selling, general and administrative	4,833	5.1	3,676	5.0
Impairment of intangible assets	4,906	5.1	—	—
Depreciation and amortization	3,657	3.8	2,621	3.5
Total costs and expenses	$97,973	102.1%	$71,981	97.4%
Healthcare Management Consulting:
Operating expenses	$9,539	76.4%	$7,885	76.4%
Division selling, general and administrative	2,087	16.7	2,004	19.4
Corporate selling, general and administrative	345	2.8	330	3.2
Depreciation and amortization	44	0.4	65	0.6
Total costs and expenses	$12,015	96.3%	$10,284	99.6%

Skilled Nursing Rehabilitation Services (SRS).  Total SRS costs and expenses increased in 2007 primarily due to the increase in direct operating expenses associated with the acquisition of Symphony’s RehabWorks and other businesses.  SRS’s direct operating expenses as a percentage of unit revenue decreased from 85.0% in 2006 to 84.1% in 2007 mainly as a result of productivity improvements achieved in both the legacy contract therapy and the RehabWorks businesses.  Driving the large productivity improvements in the RehabWorks business was the completion of the conversion of all RehabWorks sites to the same systems and processes that are in place in the legacy contract therapy business.  The division’s productivity improvements helped offset the effect of an increase in the division’s provision for doubtful accounts, as previously discussed, and an increase in employee incentive costs, which was largely due to the conversion of all RehabWorks’ employees to RehabCare’s incentive plan on January 1, 2007.  Division and corporate selling, general and administrative expenses decreased as a percentage of unit revenue reflecting the cost benefit of the synergies achieved in the integration of the Symphony business as well as cost savings achieved from closing Symphony’s corporate office in Hunt Valley at the end of June 2007.  Depreciation and amortization expense increased primarily as a result of the amortization of intangible assets resulting from the July 1, 2006 acquisition of Symphony.  SRS’s operating earnings were $7.2 million in 2007 compared to a loss of $1.2 million in 2006.

Hospital Rehabilitation Services (HRS).  Total hospital rehabilitation services costs and expenses declined from 2006 to 2007 primarily due to declines in both direct operating expenses and selling, general and administrative expenses.  Direct operating expenses declined as average units in operation fell 9.2%.  The division’s direct operating expenses as a percentage of unit revenue increased slightly from 70.4% in 2006 to 70.5% in 2007 as an increase in bad debt expense and a decline in therapist productivity, particularly in our outpatient business, was largely offset by a decrease in professional liability and workers compensation expense.  Fiscal year 2006 bad debt expense in this division was lower than historical levels primary due to several recoveries of accounts previously turned over to attorneys for collection.  Selling, general and administrative expenses decreased from 2006 to 2007 reflecting efforts to control costs and a greater leveraging of these expenses across the company with the acquisition of Symphony.  Total hospital rehabilitation services operating earnings were $22.9 million in 2007 compared to $23.7 million in 2006.

Hospitals.  Total hospital costs and expenses increased as a percentage of unit revenue in 2007 primarily due to the recognition of an impairment loss on an intangible asset.  The segment recognized an impairment loss of $4.9 million in the second quarter of 2007 to reduce the carrying value of an intangible asset to its revised estimate of fair value based on the impact of a change in LTACH regulations issued by CMS on May 1, 2007.  Note 7 to the consolidated financial statements contains additional background information regarding the impairment loss.  The division incurred start-up losses of approximately $1.6 million and $2.0 million during the years ended December 31, 2007 and 2006, respectively.  The start-up losses in 2007 relate primarily to our majority-owned Austin, Texas joint venture.  Division selling, general and administrative expenses as a percentage of unit revenue increased from the prior year reflecting efforts to grow this segment, the reallocation of certain resources from our other divisions and an investment in back office resources to support the growth in the division expected in 2008.  Depreciation and amortization expense increased primarily as a result of the amortization of intangible assets resulting from the 2006 acquisition of Louisiana Specialty Hospital and the depreciation of leasehold improvements in our rehabilitation hospitals in Amarillo, Texas and Austin, Texas.  As a result of these factors, the hospitals segment generated an operating loss of $2.0 million in 2007 compared to operating earnings of $1.9 million in 2006.

Healthcare Management Consulting.  Operating earnings for the healthcare management consulting segment increased from approximately break-even profitability in 2006 to $0.5 million in 2007.  This increase is due to the improved operating performance of our Phase 2 Consulting business.

Non-operating Items

Interest income increased from $0.5 million in 2006 to $0.8 million in 2007 primarily due to the recognition of $0.7 million of interest income in 2007 related to a federal income tax refund claim, which was partially offset by a decline in interest income earned on average cash and investment balances.

Interest expense increased from $5.5 million in 2006 to $8.4 million in 2007 primarily due to the increase in borrowings against our revolving credit facility which occurred in connection with funding of the mid-2006 acquisitions of Symphony and Memorial Rehabilitation Hospital (Midland).  As of December 31, 2007, the balance outstanding on the revolving credit facility was $68.5 million.  Interest expense also includes interest on subordinated promissory notes issued as partial consideration for various acquisitions completed over the last three years, commitment fees paid on the unused portion of our line of credit, and fees paid on outstanding letters of credit.

Equity in net income (loss) of affiliates was $0.3 million in 2007 and $(3.0) million in 2006.   During the first quarter of 2006, we elected to abandon our equity interest in InteliStaf Holdings and therefore wrote off the remaining $2.8 million carrying value of our investment in that entity.  The remainder of the year over year variance is the result of improved operating performance by our 40% owned rehabilitation hospital in Kokomo, Indiana.

Earnings from continuing operations before income taxes increased to $21.4 million in 2007 from $14.1 million in 2006.  The provision for income taxes was $8.1 million in 2007 compared to $6.1 million in 2006, reflecting effective income tax rates of 37.8% and 43.5%, respectively.  The higher effective tax rate in 2006 is principally the result of not recognizing a full tax benefit for the equity losses from non-consolidated affiliates.

The Company incurred losses from discontinued operations, net of tax, of $1.0 million and $0.7 million during the years ended December 31, 2007 and 2006, respectively.  Such losses relate entirely to the operations of the Midland hospital.

Net earnings attributable to RehabCare were $12.7 million in 2007 compared to $7.3 million in 2006.  Diluted earnings per share attributable to RehabCare were $0.73 in 2007 compared to $0.42 in 2006.

Liquidity and Capital Resources

As of December 31, 2008, we had $27.4 million in cash and cash equivalents, and a current ratio, the amount of current assets divided by current liabilities, of 2.1 to 1.  Net working capital increased by $17.0 million to $97.3 million at December 31, 2008 as compared to $80.3 million at December 31, 2007 principally due to a $17.1 million year over year increase in cash and cash equivalents.  Net accounts receivable were $139.2 million at December 31, 2008, compared to $135.2 million at December 31, 2007.  The number of days sales outstanding (“DSO”) in net receivables was 66.0, 71.8 and 77.9 at December 31, 2008, 2007 and 2006, respectively.  The increase in accounts receivable is primarily due to the increase in revenues in 2008.  The improvement in DSO occurred primarily in our skilled nursing rehabilitation services division and reflects the results of a concerted focus on collection activities and our efforts over the past two years to improve the quality of the division’s portfolio of accounts receivable.

We generated cash from operations of $48.7 million, $52.0 million and $19.5 million in the years ended December 31, 2008, 2007 and 2006, respectively.   Cash from operations of $19.5 million for the year ended December 31, 2006 were negatively impacted by a $19.1 million increase in accounts receivable.  Delays in receiving Medicare and Medicaid reimbursements and a temporary shift in focus from collection activities to Symphony integration activities contributed to the 2006 increase in accounts receivable.

Capital expenditures were $18.5 million, $10.0 million and $14.9 million in the years ended December 31, 2008, 2007 and 2006, respectively.  Our capital expenditures primarily relate to the construction of new hospitals, investments in information technology systems, equipment additions and replacements and various other capital improvements.  Over the next few years, we plan to continue to invest in information technology systems and the development and renovation of hospitals.

The Company has historically financed its operations with funds generated from operating activities and borrowings under credit facilities and long-term debt instruments.  We believe our cash on hand, cash generated from operations and availability under our credit facility will be sufficient to meet our future working capital, capital expenditures, internal and external business expansion, and debt service requirements.  We have a $175 million, five-year revolving credit facility, dated June 16, 2006, with $57.0 million outstanding as of December 31, 2008 at a weighted-average interest rate of approximately 3.2%.  The revolving credit facility is expandable to $225 million, subject to the approval of the lending group and subject to our continued compliance with the terms of the credit agreement.  As of December 31, 2008, we had $7.2 million in letters of credit issued to insurance carriers as collateral for reimbursement of claims.  The letters of credit reduce the amount we may borrow under the revolving credit facility.  As of December 31, 2008, after consideration of the effects of restrictive covenants, the available borrowing capacity under the line of credit was approximately $90.7 million.

Inflation

Although inflation has abated during the last several years, the rate of inflation in healthcare related services continued to exceed the rate experienced by the economy as a whole.  Our management contracts often provide for an annual increase in the fees paid to us by our clients based on increases in various inflation indices.

Effect of Recent Accounting Pronouncements

See Note 1 to the consolidated financial statements in Item 8 for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein by reference.

Commitments and Contractual Obligations

The following table summarizes our scheduled contractual commitments as of December 31, 2008 (in thousands):

		Less than	2-3	4-5	More than
	Total	1 year	years	years	5 years	Other
Operating leases (1)	$178,644	$13,344	$27,390	$26,288	$111,622	$—
Purchase obligations (2)	5,124	1,803	3,321	—	—	—
Long-term debt	57,000	—	57,000	—	—	—
Interest on long-term debt (3)	3,583	1,830	1,753	—	—	—
FIN 48 liability (4)	448	—	—	—	—	448
Other long-term liabilities (5)	2,833	—	—	—	—	2,833
Total	$247,632	$16,977	$89,464	$26,288	$111,622	$3,281

(1)
We lease many of our facilities under non-cancelable operating leases in the normal course of business.  Some lease agreements provide us with the option to renew the lease. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease agreements. For more information, see Note 13 to our accompanying consolidated financial statements.

(2)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms. Purchase obligations exclude agreements that are cancelable without penalty.

(3)
For the purpose of computing the interest payments shown here, we have assumed a constant balance outstanding under our revolving credit facility of $57.0 million through June 16, 2011, which is the date on which our credit facility expires.  This also assumes our contracts under the revolving credit facility are renewed at the currently existing rates of interest.

(4)
Represents our total liability for unrecognized tax benefits based on the guidance in FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  There is a high degree of uncertainty regarding the timing of future cash outflows associated with our FIN 48 liabilities, which involve various taxing authorities.  As a result, we are unable to predict the timing of payments against this obligation.

(5)
We maintain a nonqualified deferred compensation plan for certain employees. Under the plan, participants may defer up to 70% of their salary and cash incentive compensation. The amounts are held in trust in investments designated by participants but remain our property until distribution. Because most distributions of funds are tied to the termination of employment or retirement of participants, we are not able to predict the timing of payments against this obligation.  At December 31, 2008, we owned trust assets with a value approximately equal to the total amount of this obligation.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Management has discussed and will continue to discuss its critical accounting policies with the audit committee of our board of directors.

Certain of our accounting policies require higher degrees of judgment than others in their application. These include estimating the allowance for doubtful accounts, estimating contractual allowances, impairment of goodwill and other intangible assets, impairment of long-lived assets and establishing accruals for known and incurred but not reported health, workers compensation and professional liability claims.  In addition, Note 1 to the consolidated financial statements includes further discussion of our significant accounting policies.

Management believes the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts.  We make estimates of the collectability of our accounts receivable balances.  We determine an allowance for doubtful accounts based upon an analysis of the collectability of specific accounts, historical experience and the aging of the accounts receivable.  We specifically analyze customers with historical poor payment history and customer creditworthiness when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance as of December 31, 2008 was $139.2 million, net of allowance for doubtful accounts of $19.5 million.  Our estimates of collectability require significant judgment.  If our customers’ ability to make payments to us were to deteriorate beyond the levels estimated, additional allowances may be required.   We continually evaluate the adequacy of our allowance for doubtful accounts and make adjustments in the periods any excess or shortfall is identified.

Contractual Allowances.   Our hospitals recognize net patient revenue in the reporting period in which the services are performed based on our current billing rates, less actual adjustments and estimated discounts for contractual allowances.  An individual patient’s bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review of each particular bill.  We estimate the discounts for contractual allowances using the balance sheet approach on an individual hospital basis. Patient accounts receivable detail is analyzed to determine expected reimbursement for each patient.  Expected reimbursement is summarized by payer classification and reconciled to the balance sheet.  A secondary review is completed at the consolidated hospitals level to validate calculations.  Estimates are regularly reviewed for accuracy by taking into consideration Medicare reimbursement rules and known changes to contract terms, laws and regulations and payment history.  If such information indicates that our allowances are overstated or understated, we reduce or provide for additional allowances as appropriate in the period in which we make such a determination.

Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation.  As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount.  The estimated reimbursement amounts are adjusted in subsequent periods as cost reports are prepared and filed and as final settlements are determined.  In 2007, our hospitals recorded favorable net settlements of prior year Medicare and Medicaid cost reports aggregating $1.4 million.  We did not record any significant adjustments for prior year cost reports in 2006 or 2008.  We are not aware of any material claims, disputes, or unsettled matters with third-party payers.

Goodwill and Other Intangible Assets. The cost of acquired companies is allocated first to their identifiable assets, both tangible and intangible, based on estimated fair values.  Costs allocated to identifiable intangible assets are generally amortized on a straight-line basis over the remaining estimated useful lives of the assets.  The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill.

Under Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“Statement 142”), goodwill and intangible assets with indefinite lives are not amortized but must be reviewed at least annually for impairment.  If the impairment test indicates that the carrying value of an intangible asset exceeds its fair value, then an impairment loss should be recognized in the consolidated statement of earnings in an amount equal to the excess carrying value.  In 2007, we recognized an impairment loss of $4.9 million to reduce the carrying value of an intangible asset to its revised estimate of fair value based on the impact of a change in LTACH regulations issued by CMS on May 1, 2007.  See Note 7 to our accompanying consolidated financial statements for additional information regarding this impairment loss.

As required by Statement No. 142, we evaluate goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of the goodwill may not be recoverable.  Goodwill impairment is determined using a two-step process.  The first step is to identify if a potential impairment exists by comparing the fair value of each reporting unit to its carrying amount.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of that reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary.  However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine the implied fair value of a reporting unit’s goodwill, by comparing the reporting unit’s fair value to the allocated fair values of all assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination.  If the carrying amount of goodwill exceeds its implied fair value, an impairment is recognized in an amount equal to that excess.

Reporting units are defined as an operating segment or one level below an operating segment.  Our primary reporting units are our skilled nursing rehabilitation services, hospital rehabilitation services and hospital businesses.  We calculated the fair value of each reporting unit based on a discounted cash flow analysis which requires us to make assumptions and estimates about future cash flows and discount rates.  These assumptions are often subjective and can be affected by a variety of factors, including external factors such as economic trends and government regulations, and internal factors such as changes in our forecasts or in our business strategies.  We believe the assumptions used in our impairment analysis are reasonable and appropriate; however, different assumptions and estimates could affect the results of our impairment analysis and in turn result in an impairment charge.  We could be required to evaluate the recoverability of goodwill prior to the annual assessment if we experience disruptions to the business, unexpected significant declines in operating results, a divestiture of a significant component of our business, significant declines in market capitalization or other triggering events.  In addition, as our business or the way we manage our business changes, our reporting units may also change.  These types of events and the resulting analyses could result in goodwill impairment charges in the future which could materially impact our reported earnings in the periods such charges occur.

At December 31, 2008, unamortized goodwill related to our skilled nursing rehabilitation services, hospital rehabilitation services, hospitals and healthcare management consulting businesses was $79.4 million, $39.7 million, $48.1 million and $4.1 million, respectively.  We have not recorded any goodwill impairments during the three years ended December 31, 2008.  Our most recent impairment test was as of December 31, 2008.  For our hospitals reporting unit, a 5% decrease in the fair value of the reporting unit would not have resulted in a goodwill impairment; however, a 10% decrease in the fair value of the reporting unit would have resulted in a potential goodwill impairment.  The amount of the impairment loss, if any, would be determined during the second step of the impairment test.

Impairment of Long-Lived Assets.   Under Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” a long-lived asset is tested for impairment whenever events or changes in circumstances indicate that the asset might be impaired.  In 2006, we decided to abandon an internal software development project we began in 2004.  We had intended for this software application to be the building block of an integrated platform to support our strategy of clinically integrated post acute continuums of care.  Because of cost overruns, this project was put on hold in 2005 with the intention of restarting the project at a later date.  Following the hiring of a new chief information officer in the fourth quarter of 2006, we completed a review of our information technology applications and concluded that this project would not meet the needs of the business and any additional costs necessary to make the application functional would be in excess of the anticipated benefit to be derived.  As a result of the decision to abandon this project, we recognized an impairment loss of $2.4 million in 2006 to write off the entire carrying value of the previously capitalized software development costs.

Health, Workers Compensation, and Professional Liability Insurance Accruals.   We maintain an accrual for our health, workers compensation and professional liability claim costs that are partially self-insured and are classified in accrued salaries and wages (health insurance) and accrued expenses (workers compensation and professional liability) in our consolidated balance sheets.  At December 31, 2008, the combined amount of these accruals was approximately $16.2 million. We determine the adequacy of these accruals by periodically evaluating our historical experience and trends related to health, workers compensation, and professional liability claims and payments, based on actuarial computations and industry experience and trends.  In analyzing the accruals, we also consider the nature and severity of the claims, analyses provided by third party claims administrators, as well as current legal, economic and regulatory factors.  If such information indicates that our accruals are overstated or understated, we reduce or provide for additional accruals as appropriate in the period in which we make such a determination.  The ultimate cost of these claims may be greater than or less than the established accruals.  While we believe that the recorded amounts are appropriate, there can be no assurances that changes to management’s estimates will not occur due to limitations inherent in the estimation process.

We are subject to various claims and legal actions in the ordinary course of our business.  Some of these matters include professional liability and employee-related matters.  Our hospital and healthcare facility clients may also become subject to claims, governmental inquiries and investigations and legal actions to which we may become a party relating to services provided by our professionals.  From time to time, and depending upon the particular facts and circumstances, we may be subject to indemnification obligations under our contracts with our hospital and healthcare facility clients relating to these matters.  Although we are currently not aware of any such pending or threatened litigation that we believe is reasonably likely to have a material adverse effect on us, if we become aware of such claims against us, we will evaluate the probability of an adverse outcome and provide accruals for such contingencies as necessary.

Investments in Unconsolidated Affiliates.  We account for our former minority equity investment in InteliStaf Holdings, Inc. (“InteliStaf”) and our current minority equity investment in Howard Regional Specialty Care, LLC (“HRSC”) using the provisions of APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”  The Company sold its StarMed staffing business to InteliStaf on February 2, 2004 in exchange for a minority equity interest in InteliStaf.  The Company recorded its initial investment in InteliStaf at its fair value of $40 million, as determined with the assistance of a third party valuation firm.  During 2005, InteliStaf incurred significant operating losses even though the healthcare staffing industry as a whole showed signs of recovery.  The Company reviewed its investment in InteliStaf for impairment in accordance with requirements of APB Opinion No. 18.  Based on this review, the Company concluded that an other than temporary decline in the value of the Company’s investment had occurred in 2005.  This impairment combined with the Company’s share of InteliStaf’s operating losses reduced the carrying value of the Company’s investment in InteliStaf to $2.8 million at December 31, 2005.

On March 3, 2006, we elected to abandon our interest in InteliStaf.  This decision was made for a variety of business reasons including InteliStaf’s continuing poor operating performance, InteliStaf’s liquidity problems, the disproportionate share of RehabCare management time and effort that has been devoted to this non-core business and an expected income tax benefit to be derived from the abandonment.  Our investment in InteliStaf had a carrying value of approximately $2.8 million as of December 31, 2005.  This remaining carrying value was written off during the first quarter of 2006.

The carrying value of our investment in HRSC was $4.8 million at December 31, 2008.  According to APB Opinion No. 18, a series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.  We currently believe no significant factors exist that would indicate an other than temporary decline in the value of our investment in HRSC has occurred.

Forward-Looking Statements

This annual report contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance or our projected business results.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  These statements are made on the basis of our views and assumptions as of the time the statements are made and we undertake no obligation to update these statements.  We caution investors that any such forward-looking statements we make are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in our forward-looking statements as a result of a variety of factors.  While it is impossible to identify all such factors, some of the factors that could impact our business and cause actual results to differ materially from forward-looking statements are discussed in Item 1A, “Risk Factors.”